Bunge Reports Second Quarter 2017 Results

White Plains, NY – August 2, 2017 – Bunge Limited (NYSE:BG)

•	Q2 GAAP EPS of $0.48 vs. $0.81 last year; $0.17 vs. $0.79 on an adjusted basis
•	Agribusiness impacted by weak margins and slow farmer selling in South America
•	Food & Ingredients results as expected, driven by improved Edible Oils
•	Sugar & Bioenergy benefitted from higher hedged sugar prices
•	Combined Agri-Foods trailing four quarter ROIC of 6.1%; 0.9 points below WACC
•	Announced $250 million Competitiveness Program
•	Expect significant improvement in the second half of the year

„	Financial Highlights

	Quarter Ended		Six Months Ended
US$ in millions, except per share data	6/30/17	6/30/16	6/30/17	6/30/16
Net income attributable to Bunge	$81	$121	$128	$356

Net income (loss) per common share from continuing operations-diluted	$0.48	$0.81	$0.79	$2.43

Net income (loss) per common share from continuing operations-diluted, adjusted (a)	$0.17	$0.79	$0.52	$2.23
Total Segment EBIT (a)	$73	$205	$206	$527
Certain gains & (charges) (b)	$(6)	$(12)	$(12)	$(12)
Total Segment EBIT, adjusted (a)	$79	$217	$218	$539
Agribusiness (c)	$18	$180	$127	$462
Oilseeds	$2	$56	$94	$194
Grains	$16	$124	$33	$268
Food & Ingredients (d)	$44	$35	$89	$87
Sugar & Bioenergy	$14	$-	$3	$(14)
Fertilizer	$3	$2	$(1)	$4

(a)
Total Segment earnings before interest and tax (“Total Segment EBIT”); Total Segment EBIT, adjusted; net income (loss) per common share from continuing operations-diluted, adjusted funds from operations and ROIC are non-GAAP financial measures. Reconciliations to the most directly comparable U.S. GAAP measures are included in the tables attached to this press release and the accompanying slide presentation posted on Bunge’s website.

(b)	Certain gains & (charges) included in Total Segment EBIT. See Additional Financial Information for detail.

(c)	See footnote 8 of Additional Financial Information for a description of the Oilseeds and Grains businesses in Bunge’s Agribusiness segment.

(d)	Includes Edible Oil Products and Milling Products segments.

„	Overview

Soren Schroder, Bunge’s Chief Executive Officer, stated, “Weak global margins and slower than expected farmer selling in South America led to a challenging second quarter in Agribusiness. Food & Ingredients results were as expected, driven by significantly improved results in Edible Oils. Sugar & Bioenergy benefitted from higher hedged sugar prices and improved operational efficiencies. The rolling four quarter ROIC for our core Agribusiness and Food operations was 6.1%, 0.9 points below our WACC, reflecting the tough market conditions,

“We are optimistic about a much better second half of the year, but some market headwinds will persist. Global trade remains strong, opportunities are emerging from recent weather concerns in North America and farmers in Brazil are proving willing sellers as prices have increased. While consumption of soy meal and oil is strong, the crushing industry oversupplied the market during the second quarter, resulting in a meal surplus that is expected to weigh on margins through the third quarter.

In Food & Ingredients, Edible Oils is on track and should significantly exceed last year’s result.  However, our Milling business, particularly in Brazil, is facing headwinds from contraction in flour consumption both in the industrial and food service segments. Sugar & Bioenergy should continue to benefit from strong operational performance and hedges, and will have a strong second half of the year.

”Recently, we announced a global Competitiveness Program to lower costs, increase efficiencies and reengineer the way we work. We expect this program to reduce overhead costs by $250 million by the end of 2019 with $100 million of savings expected in 2018. This is a transformational next step that will significantly boost our competitiveness as market conditions improve, and builds on our existing industrial productivity program, which has delivered $43 million of benefits year-to-date toward our full year estimate of $100 million.”

„	Second Quarter Results

Agribusiness

Lower results in the quarter were primarily driven by slow farmer selling in South America that negatively impacted margins throughout the value chain. In Grains, Brazil was the primary driver of decreased results, due to the combination of farmer retention and intense industry competition for supply to meet logistics commitments. In grain trading & distribution, lower results reflected ample global grain supplies and a largely spot customer that limited forward merchandising opportunities. Higher volumes were primarily attributed to increased exports out of the U.S., which, despite being in its seasonally slow period, remained competitive with South America for much of the quarter.

In Oilseeds, soy processing results were down in all regions.  In South America, lower margins were driven by a combination of slow farmer selling and an oversupply of soybean meal. In the U.S., results were lower than a particularly strong prior year that benefitted from harvest delays and production shortfalls in South America. In China, margins were impacted by industry overcapacity.  Partially offsetting these lower results were higher softseed processing results in Canada, which compared favorably to a challenging prior year period where seed supply was tight. Results in oilseed trading & distribution were higher than last year, reflecting increased volumes, margins and contributions from risk management. Oilseed results in the quarter were impacted by $11 million of mark-to-market hedging losses, whereas, results in 2016 included approximately $40 million of mark-to-market hedging gains.

Edible Oil Products
Results improved in all regions compared to last year, with the largest increases in Europe and the U.S. Europe benefitted from an increase in margins and volumes, as well as contributions from new acquisitions, which enhanced our mix of higher value added products and expanded our customer base. In the U.S., reduced costs more than offset lower refining margins and volumes. In Brazil, slightly better results were driven by increased volume and margins; however, volumes of specialty oils and other higher margin products continued to be depressed due to challenging macro-economic conditions. In Asia, higher results were primarily due to growth in sales of higher margin products in India. Second quarter 2016 results included a reversal of an approximately $12 million mark-to-market gain.

Milling Products
The decline in segment performance was mainly driven by Brazil and Mexico. In Brazil, the region with the largest year-over-year variance, results were impacted by lower volumes and margins as consumers continued to trade down to lower value products and an overall decline in flour consumption in both the food service and food processor channels. Also impacting results in Brazil was aggressive pricing by small mills, which increased production in response to the larger than normal Brazilian wheat crop. In Mexico, results were impacted by a decrease in margins, delays in passing through higher raw material costs in local currency due to competitive pressures and unfavorable currency translation. However, results improved in Mexico from the first quarter, and we expect further improvement in both regions as we progress through the year. U.S. milling was steady with a promising outlook for the second half of the year.

Sugar & Bioenergy
Increased results in the quarter were primarily driven by our sugarcane milling operation, which benefitted from higher sugar volumes and production that was hedged at higher prices than last year. Despite prolonged periods of wet weather during the quarter, crushing volumes and ATR were higher than last year due to improved industrial and farming performance. Results in our biofuel joint ventures were higher, reflecting increased ethanol margins in Argentina. Results in the quarter were impacted by a $6 million loss from our renewable oils joint venture.

Fertilizer
Higher results in the quarter, were driven by slight improvements in Argentina and Brazil.  Typically, the first and second quarters are seasonal low points for fertilizer volumes as a result of the South American agricultural growing cycle.

Cash Flow
Cash used for operations in the six months ended June 30, 2017 was $477 million compared to cash used of $684 million in the same period last year. The year-over-year variance primarily reflects positive changes in working capital offset in part by lower earnings.

Income Taxes
Excluding approximately $49 million of notable tax benefits, the effective tax rate for the six months ended June 30, 2017 was approximately 20%.

„	Outlook

Thom Boehlert, Chief Financial Officer, stated, “Overall, we expect a much improved second half of the year. In Agribusiness, the third quarter is off to a good start. While South American soy crush margins have expanded, they, along with soy crush margins in Europe, are still below our earlier expectations. As a result, we are adjusting our full-year 2017 EBIT range to $550 million to $650 million, weighted to the fourth quarter.

“In Food & Ingredients, we expect Edible Oils to continue to show strong year-over-year improvement on higher volumes and margins. However, due to challenging first half conditions in Milling, and in anticipation of continued soft consumer demand in Brazil and Mexico, we are adjusting our full-year 2017 EBIT range to $210 million to $230 million, weighted to the fourth quarter.

“In Sugar & Bioenergy, we are entering the seasonally strong period of the year when ATR yields rapidly increase. Our sugarcane milling operations are trending well, and the segment remains on target to achieve full-year EBIT of $100 to $120 million assuming normal weather patterns. Results will be weighted toward the fourth quarter, reflecting seasonally tighter ethanol supply.

“In Fertilizer, we continue to expect 2017 segment EBIT to be approximately $25 million.

“We expect our full-year 2017 tax rate, excluding notables, to be 18% to 22%, which is more favorable than our previous expectation of 23% to 27%, primarily due to our forecasted earnings mix.”

„	Conference Call and Webcast Details

Bunge Limited’s management will host a conference call at 8:00 a.m. EDT on Wednesday, August 2, 2017 to discuss the company’s results.

Additionally, a slide presentation to accompany the discussion of results will be posted on www.bunge.com.

To listen to the call, please dial (877) 883-0383.  If you are located outside the United States or Canada, dial (412) 902-6506.  Please dial in five to 10 minutes before the scheduled start time.  When prompted, enter confirmation code 1311073.  The call will also be webcast live at www.bunge.com.

To access the webcast, go to “Webcasts and presentations” in the “Investors” section of the company’s website.  Select “Q2 2017 Bunge Limited Conference Call” and follow the prompts.  Please go to the website at least 15 minutes prior to the call to register and download any necessary audio software.

A replay of the call will be available later in the day on August 2, 2017, continuing through September 2, 2017.  To listen to it, please dial (877) 344-7529 in the United States, (855) 669-9658 in Canada, or (412) 317-0088 in other locations.  When prompted, enter confirmation code 10110278.  A replay will also be available in “Past events” at “Webcasts and presentations” in the “Investors” section of the company’s website.

„	Website Information

We routinely post important information for investors on our website, www.bunge.com, in the “Investors” section. We may use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

„	About Bunge Limited

Bunge Limited (www.bunge.com, NYSE: BG) is a leading global agribusiness and food company operating in over 40 countries with approximately 32,000 employees.  Bunge buys, sells, stores and transports oilseeds and grains to serve customers worldwide; processes oilseeds to make protein meal for animal feed and edible oil products for commercial customers and consumers; produces sugar and ethanol from sugarcane; mills wheat, corn and rice to make ingredients used by food companies; and sells fertilizer in South America.  Founded in 1818, the company is headquartered in White Plains, New York.

„	Cautionary Statement Concerning Forward-Looking Statements

This press release contains both historical and forward-looking statements. All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including “may,” “will,” “should,” “could,” “expect,” “anticipate,” “believe,” “plan,” “intend,” “estimate,” “continue” and similar expressions. These forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. The following important factors, among others, could affect our business and financial performance: industry conditions, including fluctuations in supply, demand and prices for agricultural commodities and other raw materials and products used in our business; fluctuations in energy and freight costs and competitive developments in our industries; the effects of weather conditions and the outbreak of crop and animal disease on our business; global and regional agricultural, economic, financial and commodities market, political, social and health conditions; the outcome of pending regulatory and legal proceedings; our ability to complete, integrate and benefit from acquisitions, dispositions, joint ventures and strategic alliances; our ability to achieve the efficiencies, savings and other benefits anticipated from our cost reduction, margin improvement and other business optimization initiatives; changes in government policies, laws and regulations affecting our business, including agricultural and trade policies, tax regulations and biofuels legislation; and other factors affecting our business generally. The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

Investor Contact: Mark Haden Bunge Limited 914-684-3398 mark.haden@bunge.com	Media Contact: Susan Burns Bunge Limited 914-684-3246 susan.burns@bunge.com

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„	Additional Financial Information

The following table provides a summary of certain gains and charges that may be of interest to investors. The table includes a description of these items and their effect on net income (loss) attributable to Bunge, earnings per share diluted and continuing operations for total segment EBIT for the quarters and six months ended June 30, 2017 and 2016.

	Net Income (loss)		Earnings
	Attributable to		Per Share		Total Segment
(US$ in millions, except per share data)	Bunge		Diluted		EBIT
Quarter Ended June 30:	2017	2016	2017	2016	2017	2016
Continuing operations:
Agribusiness:	$-	$(8)	$-	$(0.06)	$-	$(12)
Impairment of intangible assets (1)	-	(8)	-	(0.06)	-	(12)
Sugar & Bioenergy:	$(6)	$-	$(0.04)	$-	$(6)	$-
Restructuring charges (2)	(6)	-	(0.04)	-	(6)	-
Income Taxes:	$49	$11	$0.35	$0.08	$-	$-
Income tax benefits (charges) (3)	49	11	0.35	0.08	-	-
Total	$43	$3	$0.31	$0.02	$(6)	$(12)

	Net Income		Earnings
	Attributable to		Per Share		Total Segment
(US$ in millions, except per share data)	Bunge		Diluted		EBIT
Six Months Ended June 30:	2017	2016	2017	2016	2017	2016
Continuing operations:
Agribusiness:	$-	$(8)	$-	$(0.05)	$-	$(12)
Impairment of intangible assets (1)	-	(8)	-	(0.05)	-	(12)
Sugar & Bioenergy:	$(12)	$-	$(0.08)	$-	$(12)	$-
Restructuring charges (2)	(12)	-	(0.08)	-	(12)	-
Income Taxes:	$49	$39	$0.35	$0.25	$-	$-
Income tax benefits (charges) (3)	49	39	0.35	0.25	-	-
Total	$37	$31	$0.27	$0.20	$(12)	$(12)

Consolidated Earnings Data (Unaudited)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2017	2016	2017	2016
Net sales	$11,645	$10,541	$22,766	$19,457
Cost of goods sold	(11,290)	(10,011)	(21,951)	(18,307)
Gross profit	355	530	815	1,150
Selling, general and administrative expenses	(328)	(303)	(706)	(617)
Foreign exchange gains (losses)	51	(6)	107	15
Other income (expense)−net	2	(13)	(1)	(18)
EBIT attributable to noncontrolling interest (a) (5)	(7)	(3)	(9)	(3)
Total Segment EBIT (4)	73	205	206	527
Interest income	8	14	20	24
Interest expense	(62)	(59)	(127)	(116)
Income tax (expense) benefit (3)	55	(39)	27	(73)
Noncontrolling interest share of interest and tax (a) (5)	1	4	2	7
Income from continuing operations, net of tax	75	125	128	369
Income (loss) from discontinued operations, net of tax	6	(4)	-	(13)
Net income attributable to Bunge (5)	81	121	128	356
Convertible preference share dividends and other obligations	(9)	(12)	(17)	(25)

Net income available to Bunge common shareholders	$72	$109	$111	$331
Net income (loss) per common share diluted attributable to Bunge common shareholders (6):
Continuing operations	$0.48	$0.81	$0.79	$2.43
Discontinued operations	0.03	(0.03)	-	(0.09)
Net income (loss) per common share - diluted	$0.51	$0.78	$0.79	$2.34
Weighted–average common shares outstanding - diluted	141	140	141	148

(a) The line items “EBIT attributable to noncontrolling interest” and “Noncontrolling interest share of interest and tax” when combined represent consolidated Net loss (income) attributed to noncontrolling interests on a GAAP basis of presentation.

Consolidated Segment Information (Unaudited)
Set forth below is a summary of certain earnings data and volumes by reportable segment.

	Quarter Ended		Six Months Ended
	June 30,		June 30,
(In millions, except volumes)	2017	2016	2017	2016
Volumes (in thousands of metric tons):
Agribusiness	36,173	33,944	71,196	66,697
Edible Oil Products	1,947	1,742	3,736	3,344
Milling Products	1,099	1,136	2,173	2,242
Sugar & Bioenergy	2,134	2,116	3,981	4,039
Fertilizer	246	249	408	415

Net sales:
Agribusiness	$8,298	$7,524	$16,117	13,807
Edible Oil Products	1,970	1,705	3,850	3,231
Milling Products	390	422	772	813
Sugar & Bioenergy	906	809	1,894	1,467
Fertilizer	81	81	133	139
Total	$11,645	$10,541	$22,766	19,457
Gross profit:
Agribusiness	$157	$343	$435	773
Edible Oil Products	111	87	234	199
Milling Products	48	68	96	123
Sugar & Bioenergy	33	25	42	41
Fertilizer	6	7	8	14
Total	$355	$530	$815	1,150
Selling, general and administrative expenses:
Agribusiness	$(177)	$(160)	$(398)	(337)
Edible Oil Products	(85)	(82)	(171)	(161)
Milling Products	(33)	(32)	(70)	(61)
Sugar & Bioenergy	(27)	(24)	(56)	(49)
Fertilizer	(6)	(5)	(11)	(9)
Total	$(328)	$(303)	$(706)	(617)
Foreign exchange gain (loss):
Agribusiness	$43	$(4)	$92	$20
Edible Oil Products	1	(1)	4	(2)
Milling Products	(1)	(4)	(1)	(5)
Sugar & Bioenergy	4	3	9	3
Fertilizer	4	-	3	(1)
Total	$51	$(6)	$107	$15
Segment EBIT:
Agribusiness	$18	$168	$127	$450
Edible Oil Products	28	2	64	32
Milling Products	16	33	25	55
Sugar & Bioenergy	8	-	(9)	(14)
Fertilizer	3	2	(1)	4
Total (4)	$73	$205	$206	$527

Condensed Consolidated Balance Sheets (Unaudited)

	June 30,	December 31,
(US$ in millions)	2017	2016
Assets
Cash and cash equivalents	$575	$934
Time deposits under trade structured finance program	-	64
Trade accounts receivable, net	1,747	1,676
Inventories (7)	5,454	4,773
Other current assets	4,138	3,645
Total current assets	11,914	11,092
Property, plant and equipment, net	5,331	5,099
Goodwill and other intangible assets, net	866	709
Investments in affiliates	426	373
Time deposits under trade structured finance program	411	464
Other non-current assets	1,485	1,451
Total assets	$20,433	$19,188
Liabilities and Equity
Short-term debt	$1,274	$257
Current portion of long-term debt	206	938
Letter of credit obligations under trade structured finance program	411	528
Trade accounts payable	3,513	3,485
Other current liabilities	2,529	2,476
Total current liabilities	7,933	7,684
Long-term debt	3,918	3,069
Other non-current liabilities	1,147	1,092
Total liabilities	12,998	11,845
Total equity	7,435	7,343
Total liabilities and equity	$20,433	$19,188

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended
	June 30,
(US$ in millions)	2017	2016
Operating Activities
Net income (loss) (5)	$135	$352
Adjustments to reconcile net income (loss) to cash provided by (used for) operating activities:
Foreign exchange loss (gain) on net debt	(33)	118
Depreciation, depletion and amortization	282	254
Deferred income taxes	(2)	82
Other, net	43	60
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Trade accounts receivable, net	(93)	39
Inventories	(532)	(1,250)
Secured advances to suppliers	125	265
Advances on sales	(149)	(106)
Net unrealized gain/loss on derivative contracts	(36)	34
Margin deposits	(45)	(117)
Trade accounts payable and accrued liabilities	98	(272)
Other, net	(270)	(143)
Cash provided by (used for) operating activities	(477)	(684)
Investing Activities
Payments made for capital expenditures	(342)	(275)
Acquisitions of businesses (net of cash acquired)	(394)	-
Proceeds from investments	119	449
Payments for investments	(160)	(436)
Settlement of net investment hedges	(3)	(115)
Payments for investments in affiliates	(68)	(20)
Other, net	9	(20)
Cash provided by (used for) investing activities	(839)	(417)
Financing Activities
Net borrowings (repayments) of short-term debt	1,001	1,007
Net proceeds (repayments) of long-term debt	19	547
Repurchases of common shares	-	(200)
Proceeds from the exercise of option for common shares	57	-
Dividends paid	(135)	(124)
Other, net	(6)	(18)
Cash provided by (used for) financing activities	936	1,212
Effect of exchange rate changes on cash and cash equivalents	21	26
Net increase (decrease) in cash and cash equivalents	(359)	137
Cash and cash equivalents, beginning of period	934	411
Cash and cash equivalents, end of period	$575	$548

„	Definition and Reconciliation of Non-GAAP Measures

This earnings release contains certain “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934. Bunge has reconciled these non-GAAP financial measures to the most directly comparable U.S. GAAP measures below. These measures may not be comparable to similarly titled measures used by other companies.

Total Segment EBIT and Total Segment EBIT, adjusted

Bunge uses total segment earnings before interest and taxes (“Total Segment EBIT”) to evaluate Bunge’s operating performance. Total Segment EBIT is the aggregate of each of our five reportable segments’ earnings before interest and taxes. Total Segment EBIT, adjusted, is calculated by excluding certain gains and charges as described above in “Additional Financial Information” from Total Segment EBIT.  Total Segment EBIT and Total Segment EBIT, adjusted are non-GAAP financial measures and are not intended to replace net income (loss) attributable to Bunge, the most directly comparable U.S. GAAP financial measure. Bunge’s management believes these non-GAAP measures are a useful measure of its reportable segments’ operating profitability, since the measures allow for an evaluation of segment performance without regard to their financing methods or capital structure. For this reason, operating performance measures such as these non-GAAP measures are widely used by analysts and investors in Bunge’s industries. These non-GAAP measures are not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to net income (loss) or any other measure of consolidated operating results under U.S. GAAP.

Below is a reconciliation of Net income attributable to Bunge to Total Segment EBIT, adjusted:

	Quarter Ended		Six Months Ended
	June 30,		June 30,
(US$ in millions)	2017	2016	2017	2016
Net income (loss) attributable to Bunge	$81	$121	$128	$356
Interest income	(8)	(14)	(20)	(24)
Interest expense	62	59	127	116
Income tax expense (benefit)	(55)	39	(27)	73
(Income) loss from discontinued operations, net of tax	(6)	4	-	13
Noncontrolling interest share of interest and tax	(1)	(4)	(2)	(7)
Total Segment EBIT	73	205	206	527
Certain (gains) and charges	6	12	12	12
Total Segment EBIT, adjusted	$79	$217	$218	$539

„	Net Income (loss) per common share from continuing operations–diluted, adjusted

Net income (loss) per common share from continuing operations-diluted, adjusted, excludes certain gains and charges and discontinued operations and is a non-GAAP financial measure. This measure is not a measure of earnings per common share-diluted, the most directly comparable U.S. GAAP financial measure. It should not be considered as an alternative to earnings per share-diluted or any other measure of consolidated operating results under U.S. GAAP.  Net income (loss) per common share from continuing operations-diluted, adjusted is a useful measure of the Company’s profitability.

Below is a reconciliation of Net income attributable to Bunge to Net income (loss) – adjusted (excluding certain gains & charges and discontinued operations).

	Quarter Ended		Six Months Ended
(US$ in millions, except per share data)	June 30,		June 30,
	2017	2016	2017	2016
Net Income attributable to Bunge	$81	$121	$128	$356
Adjusted for certain gains and charges:
Impairment Charges (1)	-	8	-	8
Restructuring Charges (2)	6	-	12	-
Income tax benefits (charges) (3)	(49)	(11)	(49)	(39)
Adjusted Net Income attributable to Bunge	38	118	91	325

Discontinued Operations	(6)	4	-	13
Other Redeemable Obligations	-	(3)	-	(8)
Convertible Preference shares dividends	(9)	(9)	(17)	-
Net income (loss) - adjusted (excluding certain gains & charges and discontinued operations)	$23	$110	$74	$330
Weighted-average common shares outstanding - diluted (6)	141	140	141	148
Net income (loss) per common share - diluted, adjusted (excluding certain gains & charges and discontinued operations)	$0.17	$0.79	$0.52	$2.23

Below is a reconciliation of Net income (loss) per common share from continuing operations - diluted, adjusted (excluding certain gains & charges and discontinued operations) to Net income (loss) per common share–diluted.

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Continuing operations:
Net income (loss) per common share – diluted, adjusted (excluding certain
gains & charges and discontinued operations)	$0.17	$0.79	$0.52	$2.23
Certain gains & charges (see Additional Financial Information section)	0.31	0.02	0.27	0.20
Net income (loss) per common share - continuing operations	0.48	0.81	0.79	2.43

Discontinued operations:	0.03	(0.03)	-	(0.09)

Net income (loss) per common share - diluted	$0.51	$0.78	$0.79	$2.34

„	Notes

Agribusiness:

1)	2016 EBIT includes a pre-tax impairment charge of $(12) million related to remaining unamortized carrying value of certain patents, recorded in the second quarter.

Sugar & Bioenergy:

2)	2017 EBIT includes a $(12) million pre-tax restructuring charge of which $(6) million was recorded in the first quarter and $(6) million recorded in the second quarter.

Income Taxes:

3)
2017 income tax benefits (charges) include a benefit of $32 million for the favorable resolution of an uncertain tax position in Asia recorded in the second quarter. In addition, 2017 income tax benefits (charges) include a benefit of $17 million as a result of a tax election in South America recorded in the second quarter.

2016 income tax benefits (charges) include benefits of $60 million, net of reserves for the change in a tax election for North America recorded in the first quarter and $11 million related to tax credits in Europe recorded in the second quarter, offset by a charge of $(32) million for an uncertain tax position related to Asia recorded in the first quarter.

Notes to Financial Tables:

4)	See Definition and Reconciliation of Non-GAAP Measures.

5)	A reconciliation of Net income attributable to Bunge to Net income is as follows:

	Six Months Ended
	June 30,
	2017	2016
Net income attributable to Bunge	$128	$356
EBIT attributable to noncontrolling interest	9	3
Noncontrolling interest share of interest and tax	(2)	(7)
Net income	$135	$352

6)
Approximately 3 million outstanding stock options and contingently issuable restricted stock units were not dilutive and not included in the weighted-average number of common shares outstanding for the three and six months ended June 30, 2017. Approximately 8 million weighted-average common shares that are issuable upon conversion of the convertible preference shares were not dilutive and not included in the weighted-average number of shares outstanding for the three and six months ended June 30, 2017.

Approximately 4 million outstanding stock options and contingently issuable restricted stock units were not dilutive and not included in the weighted-average number of common shares outstanding for the three and six months ended June 30, 2016. Approximately 8 million weighted-average common shares that are issuable upon conversion of the convertible preference shares were not dilutive and not included in the weighted-average number of common shares outstanding for the three months ended June 30, 2016.

7)
Includes readily marketable inventories of $4,376 million and $3,855 million at June 30, 2017 and December 31, 2016, respectively. Of these amounts, $3,147 million and $2,523 million, respectively, can be attributable to merchandising activities.

8)
The Oilseed business included in our Agribusiness segment consists of our global activities related to the crushing of oilseeds (including soybeans, canola, rapeseed and sunflower seed) into protein meals and vegetable oils; the trading and distribution of oilseeds and oilseed products; and biodiesel production, which is primarily conducted through joint ventures.

The Grains business included in our Agribusiness segment consists primarily of our global grain origination activities, which principally conduct the purchasing, cleaning, drying, storing and handling of corn, wheat, barley, rice and oilseeds at our network of grain elevators; the logistical services for distribution of these commodities to our customer markets through our port terminals and transportation assets (including trucks, railcars, barges and ocean vessels); and financial services and activities for customers from whom we purchase commodities and other third parties.